EXHIBIT 99.3

THE SOUTHERN CONNECTICUT GAS COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2012 AND 2011

Independent Auditor's Report

To the Shareholder and Board of Directors of  The Southern Connecticut Gas Company

We have audited the accompanying financial statements of The Southern Connecticut Gas Company (the "Company"), which comprise the balance sheets as of December 31, 2012 and December 31, 2011, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southern Connecticut Gas Company at December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 29, 2013

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011

Operating Revenues	$321,950	$358,424

Operating Expenses
Operation
Natural gas purchased	167,944	197,116
Operation and maintenance	63,562	61,457
Depreciation and amortization	35,403	33,893
Taxes - other than income taxes	19,537	20,216
Total Operating Expenses	286,446	312,682
Operating Income	35,504	45,742

Other Income and (Deductions), net	1,052	4,040

Interest Charges, net
Interest on long-term debt	13,374	13,123
Other interest, net	372	1,094
	13,746	14,217
Amortization of debt expense and redemption premiums	305	324
Total Interest Charges, net	14,051	14,541

Income Before Income Taxes	22,505	35,241

Income Taxes	8,131	17,106

Net Income	$14,374	$18,135

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011

Net Income	$14,374	$18,135
Other Comprehensive Income (Loss)	6	(727)
Comprehensive Income	$14,380	$17,408

The accompanying Notes to Financial Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$14,374	$18,135
Adjustments to reconcile net income
Depreciation and amortization	35,709	34,217
Deferred income taxes	5,298	12,348
Pension expense	6,750	5,463
Other non-cash items, net	16,675	(8,369)
Changes in:
Accounts receivable, net	(24,007)	7,989
Unbilled revenues	(3,606)	3,490
Prepayments	2,007	1,020
Natural gas in storage	12,141	(485)
Accounts payable	(12,590)	(5,180)
Interest accrued	(51)	204
Taxes accrued	4,320	(4,238)
Accrued liabilities	21,576	(2,868)
Accrued pension	(13,556)	(10,889)
Other assets	1,657	137
Other liabilities	(6,095)	(3,684)
Total Adjustments	46,228	29,155
Net Cash provided by Operating Activities	60,602	47,290

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(38,580)	(26,725)
Intercompany loan receivable	(2,000)	-
Other	-	(161)
Net Cash (used in) Investing Activities	(40,580)	(26,886)

Cash Flows from Financing Activities
Payment of common stock dividend	(19,000)	(38,000)
Issuances of long-term debt	-	50,000
Payments on long-term debt	-	(30,000)
Line of credit borrowings (repayments), net	-	(7,000)
Other	-	(611)
Net Cash (used in) provided by Financing Activities	(19,000)	(25,611)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	1,022	(5,207)
Balance at beginning of period	6,335	11,542
Balance at end of period	$7,357	$6,335

Cash paid during the period for:
Interest (net of amount capitalized)	$13,721	$13,946
Income taxes	$825	$5,240

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$1,323	$1,970

The accompanying Notes to Financial Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
BALANCE SHEET
December 31, 2012 and 2011

ASSETS
(In Thousands)

	2012	2011
Current Assets
Unrestricted cash and temporary cash investments	$7,357	$6,335
Accounts receivable less allowance of $2,600 and $3,400, respectively	68,646	43,839
Intercompany loan receivable	2,000	-
Unbilled revenues	18,339	14,732
Current regulatory assets	21,456	27,294
Deferred income taxes	3,139	1,442
Natural gas in storage, at average cost	36,922	49,064
Materials and supplies, at average cost	3,131	1,523
Refundable taxes	-	4,563
Prepayments	1,391	3,398
Current portion of derivative assets	-	2,024
Total Current Assets	162,381	154,214

Other investments	8,930	7,818

Net Property, Plant and Equipment	499,940	479,311

Regulatory Assets (future amounts owed from customers through the ratemaking process)	142,190	143,851

Deferred Charges and Other Assets
Unamortized debt issuance expenses	4,351	4,861
Deferred income taxes	638	5,640
Goodwill	134,931	134,931
Other	844	904
Total Deferred Charges and Other Assets	140,764	146,336

Total Assets	$954,205	$931,530

The accompanying Notes to Financial Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
BALANCE SHEET
December 31, 2012 and 2011

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2012	2011
Current Liabilities
Current portion of long-term debt	$2,517	$2,517
Accounts payable	27,170	40,408
Accrued liabilities	31,219	8,995
Current regulatory liabilities	2,249	1,655
Interest accrued	1,941	1,992
Taxes accrued	5,953	6,196
Total Current Liabilities	71,049	61,763

Noncurrent Liabilities
Pension accrued	54,803	42,245
Other post-retirement benefits accrued	19,215	17,897
Other	16,300	21,191
Total Noncurrent Liabilities	90,318	81,333

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	160,675	149,136

Commitments and Contingencies

Capitalization
Long-term debt	235,715	238,230

Common Stock Equity
Common stock	18,761	18,761
Paid-in capital	396,937	396,937
Accumulated deficit	(18,685)	(14,059)
Accumulated other comprehensive loss	(565)	(571)
Net Common Stock Equity	396,448	401,068

Total Capitalization	632,163	639,298

Total Liabilities and Capitalization	$954,205	$931,530

The accompanying Notes to Financial Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2012 and 2011
(Thousands of Dollars)

				Retained	Accumulated
				Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance as of December 31, 2010	1,407,072	$18,761	$396,071	$5,806	$156	$420,794

Net income				18,135		18,135
Other adjustments			866			866
Other comprehensive loss, net of tax					(727)	(727)
Payment of common stock dividend				(38,000)		(38,000)
Balance as of December 31, 2011	1,407,072	$18,761	$396,937	$(14,059)	$(571)	$401,068

Net income				14,374		14,374
Other comprehensive loss, net of tax					6	6
Payment of common stock dividend				(19,000)		(19,000)
Balance as of December 31, 2012	1,407,072	$18,761	$396,937	$(18,685)	$(565)	$396,448

The accompanying Notes to Financial Statements are an integral part of the financial statements.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

 (A)  STATEMENT OF ACCOUNTING POLICIES

The Southern Connecticut Gas Company (SCG) engages in natural gas transportation, distribution and sales operations in Connecticut serving approximately 182,000 customers in service areas totaling approximately 512 square miles.  The service territory extends along the southern Connecticut coast from Westport to Old Saybrook and includes the communities of Bridgeport and New Haven.  The population of this area is approximately 827,000, which represents approximately 24% of the population of the State.  Of SCG’s 2012 retail revenues, 64.3% were derived from residential sales, 21.4% from commercial sales, 5.3% from industrial sales and 9.0% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting cooler weather.

SCG is the principal operating utility of Connecticut Energy Corporation (CEC), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). CEC is a holding company whose sole business is ownership of its respective operating regulated gas utility.  SCG is regulated by the Connecticut Public Utilities Regulatory Authority (PURA).

Accounting Records

The accounting records of SCG are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for SCG are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

SCG has evaluated subsequent events through the date its financial statements were available to be issued, March 29, 2013.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow SCG to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, SCG has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  SCG is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If SCG, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  SCG expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the SCG’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

SCG’s regulatory assets and liabilities as of December 31, 2012 and 2011 included the following:

	Remaining	December 31,	December 31,
	Period	2012	2011
		(In Thousands)
Regulatory Assets:
Pension and other post-retirement benefit plans	(a)	$90,542	$67,375
Environmental remediation costs	4 to 5 years	825	2,091
Customer rate surcharge	(b)	-	10,962
Hardship programs	(c)	23,595	24,788
Purchased gas	(d)	3,890	6,124
Debt premium	1 to 25 years	24,232	26,747
Unfunded future income taxes	(e)	15,176	11,657
Other	(f)	5,386	21,401
Total regulatory assets		163,646	171,145
Less current portion of regulatory assets		21,456	27,294
Regulatory Assets, Net		$142,190	$143,851

Regulatory Liabilities:
Deferred income taxes	(e)	$41,816	$36,301
Deferred pension & OPEB	1 to 8 years	7,414	7,642
Accrued removal obligation	(f)	90,913	85,202
Low income program	(g)	17,651	9,958
Other	(f)	5,130	11,688
Total regulatory liabilities		162,924	150,791
Less current portion of regulatory liabilities		2,249	1,655
Regulatory Liabilities, Net		$160,675	$149,136

(a) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(b) Deferral of revenue received for excess refund of overearnings to be recovered over 1 - 2 years.
(c) Hardship customer accounts deferred for future recovery to the extent they exceed the amount in rates.
(d) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(e) The balance will be extinguished when the asset or liability has been realized or settled, respectively.
(f) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(g) Various hardship and payment plan programs approved for recovery.

Derivatives

On an annual basis, SCG assesses the need for weather insurance contracts for the winter period of November 1 through April 30 in order to provide financial protection from significant weather fluctuations.  According to the terms of such contracts, if temperatures are warmer than normal at a prescribed level for the contract period, SCG receives a payment, up to the maximum amount allowed under the contracts; however, if temperatures are colder than normal at a prescribed level for the contract period, SCG makes a payment of up to a maximum amount.  The premiums paid are amortized over the terms of the contracts.  The fair value of the contracts is carried on the balance sheet as a derivative with changes in value recorded in the income statement as Other Income and (Deductions).

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

In May 2012, SCG received a payment of $3 million upon the expiration of their contract for the winter period of November 1, 2011 through April 30, 2012.

In October 2012, SCG entered into a weather insurance contract for the winter period of November 1, 2012 through April 30, 2013.  If temperatures are warmer than normal, SCG will receive a payment, up to the maximum amount allowed under the contract of $3 million; however, if temperatures are colder than normal, SCG will make a payment of up to a maximum of $2 million.  As of December 31, 2012, the variation from normal weather during the contract period is not projected to reach the prescribed level stated in the contract.   Accordingly, no amount was accrued by SCG.

The fair value of the gross derivative assets as of December 31, 2012 and 2011 were as follows:

	December 31, 2012	December 31, 2011
	(In Thousands)

	Current Assets

Weather insurance contract	$-	$2,024

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

SCG accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2012 and 2011 were $90.9 million and $85.2 million, respectively.

SCG’s property, plant and equipment as of December 31, 2012 and 2011 were comprised as follows:

	2012	2011
	(In Thousands)

Gas distribution plant	$623,891	$590,066
Software	1,912	13,583
Land	3,753	3,753
Building and improvements	20,892	18,714
Other plant	27,127	25,910
Total property, plant & equipment	677,575	652,026
Less accumulated depreciation	181,334	179,757
	496,241	472,269
Construction work in progress	3,699	7,042
Net property, plant & equipment	$499,940	$479,311

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

As of December 31, 2012 and 2011, SCG’s ARO, including estimated conditional AROs, were $11.2 million and $11.0 million, respectively, and consisted primarily of obligations related to the removal or retirement of asbestos, polychlorinated biphenyl (PCB)-contaminated equipment, gas pipeline and cast iron gas mains.  The long-lived assets associated with the AROs are gas storage property, distribution property and other property.

Allowance for Funds Used During Construction

SCG capitalizes AFUDC, which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2012 and 2011 were 4.51% and 5.84%, respectively.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2012 and 2011 were approximately 3.0% and 2.7%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” SCG has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, SCG has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, SCG normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, SCG may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  SCG’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See – Note (E), Income Taxes for additional information.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Goodwill

SCG may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two-step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2012, the fair value of SCG exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2012 that would make it more likely than not that the fair value fell below the carrying value.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

Cash and Temporary Cash Investments

SCG considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Pension and Other Postretirement Benefits

SCG accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of SCG.  At December 31, 2012, SCG did not have any assets that were impaired under this standard.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net:

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)

Carrying costs on regulatory assets	$565	$2,056
Weather insurance contract	976	2,024
Civic and political	(393)	(23)
Miscellaneous	(96)	(17)
Total	$1,052	$4,040

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures.”  Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This guidance is effective during interim and annual periods beginning after December 15, 2011 and is to be applied on a prospective basis.  SCG expects that the implementation of this guidance will not have a material impact on its financial statements.

B)  CAPITALIZATION

Common Stock

SCG had 1,407,072 shares of its common stock, $13.33 par value, outstanding as of December 31, 2012 and 2011.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Long-Term Debt
	December 31,
	2012	2011
	(In Thousands)
Senior Secured Notes:
7.50% Medium Term Note IV, due December 15, 2018	50,000	$50,000
3.88% Medium Term Note IV, due September 22, 2021	25,000	25,000
5.778% Medium Term Note III, due November 1, 2025	25,000	25,000
7.95% Medium Term Note I, due August 3, 2026	15,000	15,000
6.88% Medium Term Note I, due September 11, 2028	14,000	14,000
5.772% Medium Term Note III, due December 20, 2035	20,000	20,000
6.38% Medium Term Note III, due September 15, 2037	40,000	40,000
5.39% Medium Term Note IV, due September 22, 2041	25,000	25,000

Long-Term Debt	214,000	214,000
Less: Current portion of long-term debt (1)	2,517	2,517
Plus: Unamortized premium	24,232	26,747
Net Long-Term Debt	$235,715	$238,230

(1)	Includes the current portion of unamortized premium.

Substantially all of SCG’s properties are pledged as collateral for the Senior Secured Medium Term Notes.

The fair value of SCG’s long-term debt was $284.5 million and $265.4 million as of December 31, 2012 and 2011, respectively, which was estimated by SCG based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2013	2014	2015	2016	2017 & thereafter
	(In Thousands)
Maturities	$-	$-	$-	$-	$214,000

In September 2011, SCG repaid, upon maturity, the outstanding balance of its 6.59% senior secured medium term notes totaling $30 million.

On August 29, 2011, SCG entered into a note purchase agreement with a group of institutional accredited investors providing for the sale to such investors of (1) secured 3.88% medium-term notes due September 22, 2021 (constituting a series of first mortgage bonds) in the principal amount of $25 million, and (2) secured 5.39% medium-term notes due September 22, 2041 (constituting a series of first mortgage bonds) in the principal amount of $25 million.  SCG received $25 million, upon the issuance of such notes on September 22, 2011.

(C)  REGULATORY PROCEEDINGS

In August 2012, PURA issued a final decision in its investigation of the service response and communications of utilities, including SCG, after Tropical Storm Irene, which passed through Connecticut in August 2011, and the autumn nor’easter, which passed through Connecticut in October 2011. The decision contains reporting requirements for SCG including with respect to a fueling plan.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

In November 2012, pursuant to Connecticut Law (PA 12-148), PURA opened a docket to investigate SCG’s performance in restoring service following Hurricane Sandy, which passed through Connecticut in October 2012.  Hearings are scheduled for the second quarter of 2013 with a final decision expected in the third quarter of 2013.

Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.
SCG’s rates are established by the Connecticut Public Utilities Regulatory Authority (PURA).  The allowed return on equity established by PURA is 9.36%.

Purchased Gas Adjustment Clause

SCG has a purchased gas adjustment clause approved by PURA which enables them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows companies to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Gas Supply Arrangements

SCG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  SCG operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  SCG contracts for such gas resources in its own name for regulatory purposes.  Actual reasonable gas costs incurred by SCG are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

SCG purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  SCG diversifies its sources of supply by amount purchased and location.  SCG primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

SCG acquires firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with SCG’s distribution system and the other pipelines provide indirect services upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  Similar to the treatment of gas costs, the actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2012 are as follows:

(In Thousands)
2013	$57,895
2014	56,784
2015	50,641
2016	44,713
2017	34,752
2018-after	28,707
$273,492

SCG acquires firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

SCG has contract rights to 100% of the Liquefied Natural Gas (LNG) stored in a LNG facility which is directly attached to its distribution system.  SCG uses the LNG capacity as a winter peaking resource.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(D)  SHORT-TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including SCG, are parties to a revolving credit agreement with a group of banks that will expire on November 17, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $150 million is available to SCG.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2012, SCG did not have any borrowings outstanding under the UIL Holdings Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2012 totaled $308.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short-term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording it flexibility in managing its working capital requirements.

(E) INCOME TAXES

	Year Ended	Year Ended
	December 31,	December 31,
	2011	2011
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$2,712	$3,187
State	121	1,571
Total current	2,833	4,758
Deferred
Federal	5,296	9,653
State	2	2,695
Total deferred	5,298	12,348

Total Income tax expense	$8,131	$17,106

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)
Computed tax at federal statutory rate	$7,877	$12,335
Increases (reductions) resulting from:
Depreciation and amortization not normalized	-	272
Removal costs	(574)	(469)
Uncollectible reserves and programs	1,228	1,857
Tax return and audit adjustments	(234)	-
State taxes, net of federal benefit	80	2,773
Other items, net	(246)	338

Total income tax expense	$8,131	$17,106

Book income before income taxes	$22,505	$35,241

Effective income tax rates	36.1%	48.5%

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of SCG’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2012 was 36.1%, as compared to 48.5% for the year ended December 31, 2011.  The decrease in the 2012 effective book income tax rate was primarily due to the provision to return adjustment booked in 2012, increased state tax credits which lowered the state expense, as well as a change from flow-through to normalized for a majority of the uncollectible programs.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar year 2011.  The legislation allowed for expensing 100% of capital additions placed in service in the fourth quarter of 2010 and 2011 and an expense of 50% of capital additions placed in service in 2012.  As a result, during the fourth quarter of 2010 and calendar years 2011 and 2012, SCG recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010 and calendar years 2011 and 2012.

SCG is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the State of Connecticut.  SCG’s results are included in the consolidated tax return of its parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and SCG determines a separate tax provision for this purpose.  As of December 31, 2012, the tax years 2009, 2010, and 2011 remain open and subject to audit for State of Connecticut income tax purposes.  As of December 31, 2012, the tax years 2011 and 2010 are open and subject to audit for federal income tax purposes.  As of December 31, 2012, CNG did not have any gross income tax reserves for uncertain tax positions.  SCG has been audited through 2005 for federal income taxes.  The statute of limitations in Connecticut has expired for all years through 2008.  The federal returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under review, the completion of these reviews is anticipated to be completed in 2013.  SCG cannot predict the ultimate outcome of the reviews.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

At December 31, 2012, SCG had a net non-current deferred tax asset of $638 thousand.  SCG had current deferred tax assets of $3.1 million at December 31, 2012 and did not have any current deferred tax liabilities at December 31, 2012.

The following table summarizes SCG’s deferred tax assets and liabilities as of December 31, 2012 and 2011:

	2012	2011
	(In Thousands)

Current deferred income tax assets	$3,139	$1,442

Noncurrent deferred income tax liabilities (assets):
Property related	$32,569	$23,600
Accrued removal obligation - regulatory liability	(33,974)	(33,974)
Pension	3,594	(8,299)
Other postretirement benefits	(13,422)	(12,375)
Deferred natural gas costs	1,605	2,561
Rate case	1,431	1,840
Goodwill	5,302	3,475
Conservation and customer payment programs	(676)	2,509
Other	2,933	15,023
	$(638)	$(5,640)

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2012 and 2011 included on the following lines of the Balance Sheet is as follows:

	2012	2011
	(In Thousands)
Assets:
Deferred and refundable income taxes	$108,469	$58,856
Liabilities:
Deferred income taxes	104,692	51,774
Deferred income taxes – net	$(3,777)	$(7,082)

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to SCG’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits”.  SCG through its parent UIL Holdings has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

●	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
●	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
●
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

●	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2013 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  SCG has a minimum funding requirement for 2013 currently estimated at $3 million.  Depending upon final actuarial calculations, the 2013 contribution may ultimately range between $7 million and $11 million.

SCG applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension and postretirement plans.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the settlement of such liabilities as of December 31, 2012 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  SCG believes such an estimate of the discount rate more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years, and results in cash flows which closely match the expected payments to participants.

As a result of the change described above, SCG is utilizing a discount rate of 4.25% as of December 31, 2012 for all of its qualified pension plans, compared 5.30% in 2011.  The decline in the discount rate resulted in an increase to the projected benefit obligation of approximately $16 million from 2011 to 2012. The discount rate for non-qualified pension plans as of December 31, 2012 was 4.00% compared to 5.05% in 2011.

The discount rate for SCG’s postretirement benefits plans reflects the differing plan requirements and expected future cash flows.  For the SCG postretirement plan, the discount rate at December 31, 2012 was 4.00% as compared to a rate of 5.05% in 2011.

The December 31, 2012 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $0.4 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $1.2 million.  If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2012 other postretirement benefits plan expenses would have increased or decreased inversely by an immaterial amount.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2012 other postretirement benefits plan expenses would have increased or decreased inversely by zero.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Pension Plans

SCG has multiple qualified pension plans covering substantially all of their union and management employees.  These entities also have non-qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, SCG has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers of SCG.

Other Postretirement Benefits Plans

SCG has plans providing other postretirement benefits for substantially all of their employees.  These benefits consist primarily of health care, prescription drug and life insurance benefits, for retired employees and their dependents.  The eligibility for these benefits is determined by the employee’s date of hire, number of years of service, age and whether the employee belongs to a certain group, such as a union. Dependents are also eligible at the employee’s date of retirement provided the retired participant pays the necessary contribution.  These plans are contributory with the level of participant’s contributions evaluated annually.  Benefits payments under these plans include annual caps for SCG participants hired after 1993.  Union employees hired after April 1, 2010 and December 1, 2009 are not eligible for these benefits.  As such, SCG OPEB liabilities are not especially sensitive to increases in the healthcare trend rate.  These plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust (VEBA) accounts.  SCG did not make any contributions to these plans in 2012, nor does it currently plan to make a contribution in 2013.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation.  SCG reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2012 SCG has recorded regulatory assets of $10.8 million and as of December 31, 2011 SCG has recorded regulatory liabilities of $11.1 million, respectively.

In accordance with ASC 715, SCG utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  SCG amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  SCG utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, SCG does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of SCG’s pension and other postretirement plans as of December 31, 2012 and 2011.  Plan assets and obligations have been measured as of December 31, 2012 and 2011.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

			Other Post-Retirement
	Pension Benefits		Benefits

	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$136,199	$137,741	$25,166	$28,848
Service cost	1,601	1,592	276	389
Interest cost	7,077	7,169	1,233	1,429
Participant contributions	-	-	32	584
Actuarial (gain) loss	25,424	(2,467)	979	(2,927)
Benefits paid (including expenses)	(7,875)	(7,836)	(701)	(3,157)
Benefit obligation at end of year	$162,426	$136,199	$26,985	$25,166

Change in Plan Assets:
Fair value of plan assets at beginning of year	$93,953	$90,075	$7,271	$8,565
Actual return on plan assets	12,228	1,348	948	(182)
Employer contributions	9,317	10,366	-	-
Participant contributions	-	-	32	584
Benefits paid (including expenses)	(7,875)	(7,836)	(481)	(1,696)
Fair value of plan assets at end of year	$107,623	$93,953	$7,770	$7,271

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$54,803	$42,246	$19,215	$17,895

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2012	2011	2012	2011
Amounts Recognized in the Consolidated Balance Sheet consist of:
Current liabilities	$612	$613	$-	$-
Non-current liabilities	$54,191	$41,632	$19,215	$17,897

Amounts Recognized as a Regulatory Asset consist of:
Net (gain) loss	$12,708	$(8,366)	$(1,912)	$(2,782)
Total recognized as a regulatory asset	$12,708	$(8,366)	$(1,912)	$(2,782)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$162,425	$136,198	N/A	N/A
Accumulated benefit obligation	$154,480	$130,889	N/A	N/A
Fair value of plan assets	$107,623	$93,953	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	4.25%	5.30%	N/A	N/A
Discount rate (Non-Qualified Plans)	4.00%	5.05%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	4.00%	5.05%
Average wage increase	3.50%	3.50%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	7.50%	8.00%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	5.00%

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits		Other Post-Retirement Benefits

	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,601	$1,592	$276	$389
Interest cost	7,077	7,169	1,233	1,429
Expected return on plan assets	(7,647)	(7,220)	(500)	(681)
Amortization of:
Actuarial (gain) loss	(231)	-	(339)	-
Net periodic benefit cost	$800	$1,541	$670	$1,137

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$20,843	$3,405	$531	$(2,065)
Amortization of:
Actuarial (gain) loss	231	-	339	-
Total recognized as regulatory asset	$21,074	$3,405	$870	$(2,065)

Total recognized in net periodic benefit costs and regulatory asset	$21,874	$4,946	$1,540	$(928)

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2012	2011	2012	2011

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2012 - December 31, 2012:
Amortization of net (gain) loss	$514	$(231)	$(337)	$(339)
Total estimated amortizations	$514	$(231)	$(337)	$(339)

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.05-5.30%	5.15-5.30%	5.05%	5.15%
Average wage increase	3.50%	3.50%	N/A	N/A
Return on plan assets	8.00%	8.50%	8.00%	7.82%-8.00%
Health care trend rate (current year)	N/A	N/A	8.00%	7.80%
Health care trend rate (2019 forward)	N/A	N/A	5.00%	4.50%

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$84	$(69)
Accumulated post-retirement benefit obligation	$1,214	$(1,021)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other Post-Retirement
Year	Pension Benefits	Benefits
	(In Thousands)
2013	$8,461	$1,956
2014	$8,671	$1,958
2015	$8,893	$1,932
2016	$9,187	$1,900
2017	$9,387	$1,857
2018-2022	$49,403	$8,230

401(k)

SCG has 401(k) plans in which substantially all of its employees are eligible to participate.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

SCG receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst SCG and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2012 and 2011, the Balance Sheet reflects inter-company receivables, included in accounts receivable of $2.8 million and $1.5 million, respectively, and inter-company payables, included in accounts payable of $4.9 million and $2.9 million, respectively.

Dividends/Capital Contributions

For the year ended December 31, 2012 and 2011, SCG accrued dividends to UIL Holdings of $19.0 million and $38.0 million, respectively.

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities.  The future minimum lease payments under these operating leases are estimated to be $0.2 million for 2013.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(J)  COMMITMENTS AND CONTINGENCIES

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances and climate change, SCG may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not currently determinable.  Environmental damage claims may also arise from the operations of SCG.  Significant environmental issues known to SCG at this time are described below.

Site Decontamination, Demolition and Remediation Costs

SCG owns or has previously owned property where Manufactured Gas Plants (MGPs) historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  SCG has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2012.  In the past, SCG has received approval for the recovery of MGP-related remediation expenses from customers through rates and they will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

SCG owns property on Pine Street in Bridgeport, CT, the site of one of its former operations centers and a former MGP operation.  SCG may be subject to remediation expenses for part of the site, the amount of which cannot be estimated at this time.  Future remediation costs, for which SCG will seek recovery in rates, are expected to be in the range of $2 to $3 million.  As of December 31, 2012, SCG has recorded a liability of $2.2 million for this site.

SCG owns property on Housatonic Avenue in Bridgeport, CT, a former MGP site.  Costs associated with the remediation of the site could be significant and will be subject to a review by PURA as to whether these costs are recoverable in rates.  UIL Holdings cannot presently estimate the costs of remediation or the likelihood of recoverability.  As such, as of December 31, 2012, no liability related to this claim has been recorded.

SCG owns property located on Chapel Street in New Haven, CT, the site of one of its former operations centers and a former MGP site.  SCG may be subject to remediation expenses for part of the site, which could be significant and will be subject to a review by PURA as to whether these costs are recoverable in rates.  UIL Holdings cannot presently estimate the costs of remediation or the likelihood of recoverability.  As such, as of December 31, 2012, no liability related to this claim has been recorded.

(K) FAIR VALUE MEASUREMENTS

SCG utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  SCG’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth SCG’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of December 31, 2012 and December 31, 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)
Assets:
Weather insurance contracts	$-	$-	$-	$-
Noncurrent investments available for sale	8,930	-	-	8,930
	$8,930	$-	$-	$8,930

Liabilities:
Long-term debt	$-	$284,453	$-	$284,453

Net fair value assets/(liabilities), December 31, 2012	$8,930	$(284,453)	$-	$(275,523)

December 31, 2011
Assets:
Weather insurance contracts	$-	$-	$2,024	$2,024
Noncurrent investments available for sale	7,818	-	-	7,818
	$7,818	$-	$2,024	$9,842

Liabilities:
Long-term debt	$-	$265,387	$-	$265,387

Net fair value assets/(liabilities), December 31, 2011	$7,818	$(265,387)	$2,024	$(255,545)

The derivative assets represent the fair value of the weather insurance contracts.  See Note (A), “Statement of Accounting Policies” for a discussion of the weather insurance contracts.

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2012 and 2011.

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Year Ended
December 31, 2012
(In Thousands)
Net derivative assets/(liabilities), December 31, 2011	$2,024
Unrealized gains and (losses), net
Included in earnings	976
Settlements	(3,000)
Net derivative assets/(liabilities), December 31, 2012	$-

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2012	$976

Year Ended
December 31, 2011
(In Thousands)

Net derivative assets/(liabilities), December 31, 2010	$4
Unrealized gains and (losses), net
Included in earnings	1,985
Included in other comprehensive income	35
Net derivative assets/(liabilities), December 31, 2011	$2,024

Change in unrealized gains (losses), net relating to net derivative	$2,020

The following tables set forth the fair values of SCG’s pension and OPEB assets that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)

Pension assets
Cash and cash equivalents	$260	$-	$-	$260
Mutual funds	-	102,613	-	102,613
	-	-	4,750	4,750
	260	102,613	4,750	107,623
OPEB assets
Mutual funds	7,770	-	-	7,770

Fair value of plan assets, December 31, 2012	$8,030	$102,613	$4,750	$115,393

THE SOUTHERN CONNECTICUT GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)

Pension assets
Cash and cash equivalents	$4,651	$-	$-	$4,651
Mutual funds	-	89,302	-	89,302
	4,651	89,302	-	93,953
OPEB assets
Mutual funds	7,270	-	-	7,270

Fair value of plan assets, December 31, 2011	$11,921	$89,302	$-	$101,223

The determination of fair value of the Level 1 and Level 2 pension and OPEB assets was based on quoted prices, as of December 31, 2011 and 2010, in the active markets for the various funds within which the assets are held.  The determination of fair value of the Level 3 pension assets was based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment, including unrealized gains and losses.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2012.

Year Ended
December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	86
Purchases	4,664
Pension assets-Level 3, December 31, 2012	$4,750